                                                                                                  Exhibit 23(a)(ii)

                                                  AMENDMENT No. 1
                                                      to the
                                     amended and restated DECLARATION OF TRUST
                                                        of
                                              OPPENHEIMER GLOBAL FUND

         This  Amendment  Number 1 is made as of August 15, 2002 to the Amended and Restated  Declaration  of Trust
of  Oppenheimer  Global  Fund (the  "Trust"),  dated as of  November  5, 1996,  by the duly  authorized  individual executing this Amendment on behalf of the Trustees of the Trust.

         WHEREAS,  the  Trustees  established  Oppenheimer  Global  Fund  as a trust  fund  under  the  laws of the
Commonwealth  of  Massachusetts,  for the  investment  and  reinvestment  of  funds  contributed  thereto,  under a
Declaration of Trust dated January 7, 1986, as amended and restated as of November 5, 1996;

         WHEREAS,  the  Trustees,  acting  pursuant  to Section 12 of ARTICLE  NINTH,  of the  Trust's  Amended and
Restated  Declaration  of Trust dated November 5, 1996,  desire to change the address and the  registered  agent of the Trust as established under the Amended and Restated Declaration of Trust dated November 5, 1996;

         WHEREAS,  the  Trustees,  acting  pursuant  to Section  12 of ARTICLE  NINTH of the  Trust's  Amended  and
Restated  Declaration of Trust dated November 5, 1996,  desire to identify the Share Classes  established under the
Amended and Restated Declaration of Trust dated November 5, 1996;

         NOW, THEREFORE, the Trust's Amended and Restated Declaration of Trust is amended as follows:

         Article  FIRST of the  Trust's  Amended  and  Restated  Declaration  of Trust is amended by  changing  the address and the registered agent as follows:

               The address of the Oppenheimer Global Fund is 6803 South Tucson Way, Englewood, CO 80112.

               The Registered Agent for Service of Process is CT Corporation  System,  101 Federal Street,
         Boston, MA 02110.

         Article  FOURTH,  Section 3 of the Trust's  Declaration  of Trust is here by amended by  replacing it with the following paragraph:

         "Without  limiting the  authority  of the  Trustees  set forth in parts 1 and 2 of this Article  FOURTH to establish  and  designate  any further  Series or Classes of Series,  the Trustees  hereby  establish one Series of
Shares  having the same name as the Trust,  and said  Shares  shall be divided  into five  Classes,  which shall be designated  Class A, Class B, Class C, Class N and Class Y. In  addition  to the rights and  preferences  described in parts 1 and 2 of this  Article  FOURTH with respect to Series and  Classes,  the Series and Classes  established hereby  shall have the  relative  rights and  preferences  described  in this part 3 of this  Article  FOURTH.  The
Shares of any  Series or Class that may from time to time be  established  and  designated  by the  Trustees  shall
(unless the Trustees  otherwise  determine with respect to some Series or Classes at the time of  establishing  and designating the same) have the following relative rights and preferences:"

Acting  pursuant to Section 12 of ARTICLE  NINTH,  the  undersigned  signs this  amendment  by and on behalf of the
Trustees.

                                                                       Oppenheimer Global Fund

                                                                       /s/ Denis R. Molleur
                                                                       --------------------
                                                                       Denis R. Molleur,
                                                                       Assistant Secretary